EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-174791 on Form S-8 and Registration Statement No. 333-152490 on Form S-8, as amended by the Post-Effective Amendment No. 1 to Form S-8, of our reports dated April 20, 2012 relating to the consolidated financial statements and the financial statement schedules of Actions Semiconductor Co., Ltd. and the effectiveness of Actions Semiconductor Co., Ltd.’s internal control over financial reporting, appearing in the annual report on Form 20-F of Actions Semiconductor Co., Ltd. for the year ended December 31, 2011.

Deloitte Touche Tohmatsu

Hong Kong

April 20, 2012